Exhibit 10.21

SEPARATION AGREEMENT, GENERAL RELEASE, CONSULTING AGREEMENT,
AND NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATIONAGREEMENT

THIS SEPARATION AGREEMENT, GENERAL RELEASE, CONSULTING AGREEMENT, AND NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT ("Agreement") is made and entered into between Celadon Trucking Services, Inc., located at One Celadon Drive, 9503 E. 33rd Street, Indianapolis, IN 46235 (the "Company" or "Celadon") and Thomas M. Glaser at 13020 Southampton Court, Carmel, IN 46032 (hereinafter "Glaser") (Celadon and Glaser are referred to herein collectively as the "Parties").

WHEREAS, Glaser was employed by Celadon in 2001 as its Vice President of Customer Service and over the years he has risen to the position of President of the Company; and,

WHEREAS, Glaser’s employment with the Celadon is being terminated due to his desire to retire from the Company,

WHEREAS, Glaser and Celadon have reached a mutual agreement on the termination of Glaser’s employment;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:

1.           Termination of Employment.  Glaser's employment with Celadon will end on August 3, 2007 (the "Termination Date").  In response to any inquiries directed to Celadon with respect to Glaser’s employment with the Company, Celadon will respond to any such inquiry or request for job reference concerning Glaser by stating that the termination was due to his retirement from the Company.

2.           Glaser’s General Release.  In consideration of the promises set forth in this Agreement and other good and valuable consideration, Glaser hereby irrevocably and unconditionally releases, acquits, and forever discharges Celadon, Celadon’s  parent, Celadon Group, Inc. ("Celadon Group"), its subsidiaries, affiliates, and divisions, as well as each of their respective officers, directors, employees, shareholders, members, and agents (Celadon, Celadon Group, its subsidiaries, affiliates, and divisions, and their respective officers, directors, employees, and agents being collectively referred to herein as the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including but not limited to those claims arising out of Glaser's employment with the Company or the termination of his employment with Celadon, including, without limitation of the foregoing general terms, any and all claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including but not limited to, the Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA"); the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended;  the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act;  the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Civil Rights Act of 1866; the Indiana Civil Rights Act; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of breach of contract or implied covenant, deprivation of equity interest, shareholder rights, conversion, defamation, retaliation, wrongful or constructive discharge, fraud, misrepresentation, promissory estoppel, or intentional and/or negligent infliction of emotional distress, ("Claim" or "Claims"), which Glaser now has, owns, or holds, or claims to have, own, or hold, or which  Glaser had, owned, or held, or claimed to own at any time before execution of this Agreement, against any or all of the Releasees.  Notwithstanding the foregoing, Glaser reserves all rights to enforce the terms of this Agreement and his rights to continue health insurance coverage as provided under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

3.           Covenant Not to Sue.  Glaser covenants and agrees that he has not filed any charges, complaints, lawsuits, claims, or other proceedings against Celadon with the Equal Employment Opportunity Commission ("EEOC"), the Indiana Civil Rights Commission ("ICRC"), or with any other local, state, or federal court, arbitral tribunal, or agency.   Glaser covenants not to sue, commence, or maintain any state or federal court action, arbitral proceeding, or any administrative proceeding before the Indiana Department of Labor, the United States Department of Labor, or the National Labor Relations Board against Celadon, related in any way to Glaser's employment with   Celadon or the termination of his employment with the Company.  In further consideration of the promises contained in this Agreement, Glaser agrees that he will never institute a legal or equitable action in any state or federal court against the Company, with respect to the matters herein resolved and settled, except to enforce the terms of this Agreement.  Glaser hereby unequivocally and without reservation waives his right to recover either monetary damages or equitable relief in any proceeding that results from any charge he, or any person acting on his behalf, has filed, or will file, with either the EEOC, the ICRC, or any local human rights or equal opportunity commission against any of the Releasees, or from any proceeding that the EEOC or the ICRC has brought, or will bring, on his behalf against any of the Releasees.  This waiver applies to all proceedings instituted with the EEOC and/or the ICRC, or by either of these agencies in other forums, based upon currently existing facts, whether such facts are currently known or unknown to Glaser, the EEOC, or the ICRC.  To the extent allowed by the federal civil rights laws, Glaser intends to extinguish with this Agreement any and all claims, known or unknown, that he may have against the Company.

4.     Glaser’s Separation Payment.  As consideration for this Agreement, the Company agrees that it will pay Glaser’s current salary through August 3, 2008, which will be paid through the Company’s regular payroll, less payroll advances and applicable withholding for federal, state, and local taxes paid in the normal course. The Company will also continue Glaser’s employment related benefits for group medical insurance, group life insurance, worker’s compensation and disability insurance through August 31, 2007 as well.   This coupled with the provisions set forth in Paragraphs 5 and 6 below constitute the total amount that Glaser will be paid or benefits received as a result of his termination of employment with the Company and this amount is to compensate Glaser for all amounts that are due or that otherwise may be due from the Company, including, but not limited to, wages, vacation pay, bonuses, severance pay, benefits, consulting fees, interest and any other amounts that may heretofore have accrued or will accrue in the future but for this Agreement. Glaser further understands and agrees that this Separation Payment constitutes consideration to which he would not otherwise be entitled but for his execution of this Agreement. Glaser shall pay any and all taxes, interest and penalties with respect thereto and shall indemnify and hold the Company harmless from any and all liability with regard thereto.

5.           Glaser’s Monetary Obligations to the Company. All of Glaser's obligations in respect of the Code of Ethics evaluation in June 2007 are deemed satisfied in full as a result of Glaser's separation from the Company in accordance with the terms of this Agreement.

6.           Equity Grants.

A.           Stock Options.  Notwithstanding anything herein to the contrary,  Glaser and the Company agree that during the course of his employment with the Company, Glaser has been granted and  is hereby: (1) 25% vested in the option to purchase 7,650 shares of stock of Celadon Group, at $12.81 per share as referenced in Stock Option number ISO 2 which was granted on January 12, 2006; and (2) 25% vested in Non-Qualified Stock Option to purchase 96,300 shares of the stock of Celadon Group at $12.81 per share as reflected in the Non-Qualified Stock Option numbered NQ 2 which was granted on January 12, 2006.  The Company will permit Glaser to exercise any of these stock options, to the extent vested, in accordance with the terms of the Celadon Group, Inc. Stock Option Plan of 1994, as amended, or the 2006 Omnibus Incentive Plan (hereafter collectively referred to as the Plans") and the related agreements or award notices and retain such stock or sell the aforesaid stock on the open market; provided, notwithstanding anything in the Plans and related agreements or award notices to the contrary, any exercise made under this paragraph must be made on or before September 4, 2007.

B.           Restricted Stock Grants.  Glaser has also been granted and is hereby: (1) 75% vested in 40,050 Restricted Stock Grants as referenced in Restricted Stock Grant number 6 which was granted on October 30, 2003; and (2) 25% vested in 19,800 Restricted Stock Grants as referenced in Restricted Stock Grant number 2 which was granted on January 12, 2006. The Company will permit Glaser to acquire any of these Restricted Stock Grants, to the extent vested, in accordance with the terms of the Plans and the related agreements or award notices and he may retain such stock or sell the aforesaid stock on the open market; provided, notwithstanding anything in the Plans and related agreements or award notices to the contrary.  The Company will issue such vested shares of Celadon Group stock on or before September 4, 2007.

C.           Stock Appreciation Rights. Glaser has also been granted and is hereby 50% vested in Stock Appreciation Rights to purchase 67,500 shares of Celadon Group’s stock at the price of $8.65 per share as referenced in the Stock Appreciation Rights grant numbered 89 which was granted on October 28, 2004.  The Company will calculate the value of the vested portion of his Stock Appreciation Rights based on Celadon Group’s closing stock price on August 3, 2007 and remit payment, less applicable withholding for federal, state, and local taxes paid in the normal course, to Glaser on or before September 4, 2007.

In addition to the above, the Company will also allow Glaser’s Restricted Stock Grants that were granted to him on October 30, 2003 as set forth in section 6(B)(1) above under the Plans to continue to vest in the normal course while he provides consulting services for the Company.  He is permitted to retain the stock or sell the aforesaid stock on the open market.  To the extent that there may be a conflict between the Plans or the related agreements or award notices and the provisions of this paragraph 6, the language of this paragraph will supercede the provisions of the Plans and related agreements or award notices.

7.           Confidentiality.  Glaser covenants and agrees that he will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to his legal counsel, financial advisors, and his immediate family.

8.           Non-disparagement.  Glaser agrees that neither he nor members of his immediate family shall engage in any disparagement of the Releasees, or their respective officers, directors, employees and agents.  The Company agrees that it shall not engage in any disparagement of Glaser.

9.           Non-Disclosure of Trade Secret and Confidential Information.  During his employment with the Company, Glaser has had access to confidential, proprietary and/or trade secret information ("Proprietary Information") of the Company, Celadon Group, its subsidiaries, affilitates and divisions (the Company, Celadon Group, its subsidiaries, affiliates and divisions being collectively referred to herein as the "Celadon Group of Companies").  The Parties acknowledge that the Company is and will at all times remain the exclusive owner of the Proprietary Information.  Given the position Glaser held with the Company, and the potentially sensitive and/or private nature of this Proprietary Information, Glaser acknowledges and agrees that he will not directly or indirectly use or disclose the Proprietary Information outside of the Company for Twenty-Four (24) months after August 3, 2007, without the express written permission of the Chief Executive Officer of the Company.  "Proprietary Information" is defined to mean all materials and information (whether written or not) about the Celadon Group of Companies’  services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; philosophies and other business aspects of the Celadon Group of Companies which are not generally known and accessible to the public at large or which provide the Celadon Group of Companies with a competitive advantage.

10.           Non-Competition. Glaser warrants and represents that for a period of Twenty-Four (24) months from August 3, 2007 that he will not, directly or indirectly:

A.           Release to any person, firm or corporation in any manner whatsoever, any information obtained primarily as a result of his employment with the Company concerning any matters affecting or relating to the business of the Celadon Group of Companies, including, but not limited to, any customer lists or other information concerning the business of the Celadon Group of Companies, its manner of operation, its plans, practices, processes or other data, without regard to whether all of the foregoing matters will be deemed confidential, material or important; or

B.           Call or solicit, either for himself or for any other person, firm or corporation, any of the customers of the Celadon Group of Companies; or

C.           Make known to any person, firm or corporation, either directly or indirectly any of the plans, financial information, sales and marketing information, or potential undertakings of the Celadon Group of Companies; or

D.           Engage in any employment or business activity that is in competition or is reasonably expected to be in competition with the Celadon Group of Companies or which performs services or sells goods or services which are similar to those provided or sold by the Celadon Group of Companies, except that Glaser shall be free to participate in the transportation of materials provided that they are not transported in dry van equipment at any time and Glaser shall be permitted to participate in third party logistics operations on and after August 3, 2008.  However, the exceptions set forth in this subsection 10 (D) shall have no affect on subsections 10(A), 10(B), 10(C) or 10(E) in this section 10; or

E.           Solicit or attempt to hire, for himself or any other person, any of the Celadon Group of Companies’ employees, independent contractors or to attempt to or encourage any of the Celadon Group of Companies’ employees or independent contractors to terminate their employment, or business relationship, with the Celadon Group of Companies.

11.           Consulting Agreement.

A.           Engagement. Glaser agrees to furnish transportation consulting services and advice to Celadon or to such third parties as Celadon may direct, for the benefit of Celadon, at such times and at such places as may be mutually agreed upon between an authorized representative of Celadon and Glaser, up to but not more than ten (10) hours per month.  In carrying out this Agreement, Glaser will report to Stephen Russell, Celadon’s Chief Executive Officer and Chairman of the Board.  Should Stephen Russell not be available, Glaser may also take direction from such other person as directed by Stephen Russell in advance.

B.           Term. This consulting agreement shall commence on August 3, 2007, and shall continue for twenty-four (24) months until August 3, 2009.  Upon the termination of this consulting agreement, the rights and obligations of the parties under this consulting agreement shall end, except as otherwise provided for in this Agreement.

C.           Compensation. Glaser’s compensation for these consulting services is incorporated in paragraphs 4 - 6 above.

D.           Expenses and Equipment. Glaser shall procure and provide at his own expense any normal business related supplies, materials, expenses and equipment reasonably necessary for him to satisfactorily perform his consulting and advisory services for Celadon.  Celadon may also make available to him, as and when reasonably required in Celadon's sole discretion, such technical and/or supporting personnel and such information and/or data as are deemed necessary for the satisfactory performance of Glaser's consulting services.  To the extent that Glaser utilizes equipment and other items furnished by Celadon, he shall at all times and places comply with all provisions pertaining to the use, care, and protection of such items established by Celadon to the same extent as would be applicable to Celadon employees under the same or similar circumstances.  Upon the expiration or termination of this Agreement for any reason, Glaser shall immediately return to Celadon any and all Celadon equipment or property furnished to him.

E.           Capacity/Independent Contractor. As a consultant, Glaser is an INDEPENDENT CONTRACTOR and is not an employee of Celadon and thus shall not be entitled to anyemployee benefits of any type other than as may be expressly provided for in this Agreement.  Any references herein to "employee" shall in no way be construed as establishing Glaser's right to compensation or benefits not expressly provided for herein or as establishing Glaser as an employee or agent.  Glaser shall be solely responsible for the payment of any applicable taxes, including, but not limited to, any applicable federal and state income taxes, as well as social security and employment taxes of any nature, resulting from his services as an INDEPENDENT CONTRACTOR.

F.           Confidentiality. Glaser shall not, either during or subsequent to the term of this Agreement, directly or indirectly, publish or otherwise divulge, to any unauthorized person, any information, whether acquired by Glaser in the course of the performance of his services, hereunder, or from employees of Celadon, which is known by Glaser to be designated confidential information, or to be in the nature of a trade secret, or to be of the type not usually divulged to the public by Celadon, or is of the type not known to the general public, or relates directly or indirectly to any invention or trade secret to which Celadon may have a right within the scope of this consulting agreement.

12.           Remedies for Breach of Covenants by Glaser.  In the event that Glaser breaches the provisions in sections 2 - 11 above, the Parties hereby agree that the Company, in addition to any other right or remedy available to it in law or equity, will have the following additional rights and remedies:

A.           The Company reserves the right to revoke the grant of any unexercised or unvested Stock Options or Restricted Stock Grants made to Glaser as described in section 6 above and to require the disgorgement of any profits derived by Glaser on any exercised Stock Options, Stock Appreciation Rights or Restricted Stock Grants granted to him by the Company as set forth in section 6 above; and

B.           Since the damages to the Company resulting from a breach by Glaser of sections 2 - 11 above could not adequately be compensated by money damages, the Company shall also be entitled to an injunction restraining such breach or threatened breach, and in any case, no bond or other security shall be required in connection therewith except as provided by law.  Glaser agrees that the provisions of sections 2 - 11 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in sections 2 - 11 shall be deemed invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and, in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

13.           Remedies for Breach of Covenants by the Company.  In the event that the Company breaches the sections 4 - 6 above, the Parties agree that Glaser shall have any right or remedy available to him in law or equity for redress of his grievances.

14.           Return of Property.  Glaser warrants and represents that he will return to the custody of the Company property and Proprietary Information, as well as all copies thereof, that were in his possession, custody, or control, by no later than August 10, 2007.  This includes all tangible personal property (such as keys, access keys, telephones, computers, credit cards, equipment, company car, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references the Celadon Group of Companies and which was provided by the Company or obtained as a result of Glaser’s employment with the Company.  The sole exception to the provisions set forth in this section 14 is that Glaser will be permitted to continue to have the use of his company car (2005 Acura RL) until February 3, 2008, at which time Celadon will assign the lease for the company car to Glaser and he will be solely responsible for all subsequent fees and expenses connected with said lease.  Glaser will be responsible for insurance coverage on the company car on and after August 3, 2007.

15.           Construction.  The fact that one party drafted this Agreement or any specific provision hereof shall not be construed against either party.  The Parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either party.  Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

16.           Non-reliance on Other Statements or Promises.  Glaser represents and acknowledges that in executing this Agreement, he does not and has not relied on any representation or statement by the Company or its agents, except the statements that are contained within this Agreement.

17.           Mutual Cooperation.  The Parties agree to cooperate with each other in the preparation and execution of all documents and agree to perform any and all actions necessary to facilitate the completion of the responsibilities of the Parties under this agreement.

18.           Enforcement Costs.  If any legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover any reasonable attorney's fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

19.           Limitation of Remedies.  Glaser acknowledges and agrees that the release and discharge granted by him in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Glaser even in the event of a breach of any part of this Agreement by the Company.  In the event of any such breach by the Company, Glaser acknowledges and agrees that his sole and exclusive remedy against the Company shall be limited to an action for breach of this Agreement and in no event shall any breach of this Agreement, of any nature or magnitude by the Company, entitle Glaser to revoke or cancel this Agreement or any part thereof or to otherwise avoid and limit in any way the binding nature of the release and discharge as contained in this Agreement.

20.           Severability.  If any one or more of the provisions contained in this Agreement as to any of the parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

21.           Binding Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Glaser be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval  of the Company.

22.           Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Indiana.  The Parties agree to submit any dispute to jurisdiction before any Marion County, Indiana Court, and any claim arising under this Agreement may only be brought before the state or federal courts with jurisdiction over Marion County, Indiana.

23.           Headings.  Paragraph headings are included for ease of reference only, and shall have no effect on the meaning or construction of this Agreement.

24.           Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement.  It is herein agreed and acknowledged that each party to this Agreement shall bear its own costs and attorney fees incurred as of the date of this Agreement.

25.           Time for Consideration and Revocation.  The Company and Glaser acknowledge and agree that Glaser has had at least twenty-one (21) days to consider this Agreement, and that he was encouraged by the Company to consult with an attorney prior to executing this Agreement.  Upon executing this Agreement, Glaser shall have seven (7) days following his execution of this Agreement in which he may revoke this Agreement.  This Agreement shall not be enforceable until this revocation period has expired.  Notice of the revocation of this Agreement must be in writing and delivered to Kenneth L. Core, Celadon Trucking Services, Inc., One Celadon Drive, 9503 East 33rd St., Indianapolis, Indiana, 46235, no later than 10:00 o'clock a.m. on the next business day following the expiration of the seven (7) day period.

26.           Advice Concerning Attorney, Understanding and Voluntariness.  GLASER REPRESENTS AND AGREES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS SOUGHT AND RECEIVED THE ADVICE OF COUNSEL, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(SIGNATURES CONTINUE ON FOLLOWING PAGE)

CELADON TRUCKING SERVICES, INC.	THOMAS M. GLASER

/s/Stephen Russell	/s/Thomas M. Glaser
Stephen Russell – Chief Executive Officer	Thomas M. Glaser

Dated: July 25, 2007	Dated: July 25, 2007

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